EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2016, with respect to the consolidated financial statements as of and for the years ended December 31, 2015 and 2014 and the related schedule, included in the Annual Report on Form 10-K of Sotherly Hotels Inc. and subsidiaries for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Sotherly Hotels Inc. on Form S-8 (File No. 333-192213) and Form S-3 (File Nos. 333-130664, 333-196754, and 333-199256).

/s/ Grant Thornton LLP

McLean, Virginia

March 24, 2016